EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of LORAL SPACE & COMMUNICATIONS INC. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of September 9, 2010.

Highland Capital Management, L.P.

By: Strand Advisors, Inc., its general partner

By: Name:	/s/ James D. Dondero James D. Dondero
Title:	President

Strand Advisors, Inc.

By: Name:	/s/ James D. Dondero James D. Dondero
Title:	President

James D. Dondero

By: Name:	/s/ James D. Dondero James D. Dondero
Title:	President